Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 29, 2021, with respect to the financial statements and supplemental schedule included in the Annual Report of the J & J Snack Foods Corp. 401(k) Profit Sharing Plan on Form 11-K for the year ended December 31, 2020. We consent to the incorporation by reference of said report in the Registration Statement of J & J Snack Foods Corp. on Form S-8 (File No. 333-221782, File No. 333-178379, No. 333-111292 and No. 333-03833).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

June 29, 2021